Exhibit 99.1

Tallgrass Receives Pony Express Abandonment Order from the Federal Energy Regulatory Commission

OVERLAND PARK, Kan.--(BUSINESS WIRE)--September 13, 2013--Tallgrass Energy Partners, LP (NYSE:TEP) ("Tallgrass") today announced that its subsidiary Tallgrass Interstate Gas Transmission has received the Pony Express Abandonment Order from the Federal Energy Regulatory Commission (“FERC”). The abandonment encompasses an approximately 430-mile section of natural gas pipeline from Guernsey, Wyoming to Lincoln County, Kansas, which is currently part of the Tallgrass Interstate Gas Transmission system. The Abandonment Order contains certain customary conditions precedent and is subject to FERC procedural rules and regulations, including the right to rehearing. Once the abandonment is complete, the 430-mile section of pipe will be converted and sold to a subsidiary of Tallgrass Development, LP. In conjunction with the conversion, Tallgrass Development, LP is also constructing a 260-mile extension from Lincoln County, Kansas to Cushing, Oklahoma. Upon completion of the conversion, transfer and new construction, the 690-mile Tallgrass Pony Express Pipeline (a subsidiary of Tallgrass Development, LP) will transport domestic light crude from the Bakken Shale, Denver-Julesburg and surrounding areas to Cushing, Oklahoma. “This is an important step in the process of the development of a key asset for Tallgrass and we are very pleased to have received the order from the FERC,” said Tallgrass’ President and CEO David Dehaemers. “We will continue to move forward with the project and currently expect the pipeline to begin transporting crude in the third quarter of 2014.”

About Tallgrass

Tallgrass Energy Partners, LP (NYSE:TEP) is a publicly traded, growth-oriented master limited partnership formed to own, operate, acquire and develop midstream energy assets in North America. We currently provide natural gas transportation and storage services for customers in the Rocky Mountain and Midwest regions of the United States through our Tallgrass Interstate Gas Transmission system and provide processing services for customers in Wyoming through our Casper and Douglas natural gas processing and West Frenchie Draw natural gas treating facilities. We believe we are well positioned to capture growing natural gas volumes produced in the Denver-Julesburg Basin and the Niobrara and Mississippi Lime shale formations.

Tallgrass Development, LP, a private limited partnership organized in Delaware, owns a 50 percent interest in and operates the Rockies Express Pipeline, an approximately 1,698-mile natural gas pipeline which enables producers in the Rocky Mountain region to deliver gas to the Midwest and eastern parts of the country. Tallgrass Development owns and operates the Trailblazer Pipeline, an approximately 439-mile interstate pipeline that transports natural gas from southeastern Wyoming to interconnections with the Natural Gas Pipeline Company of America and the Northern Natural Gas Company pipeline systems in Nebraska. Tallgrass Development is also currently developing the Pony Express Pipeline discussed above.

To learn more, please visit our website at www.tallgrassenergy.com.

CONTACT:
Investor Relations
Tallgrass Energy Partners, LP
Nate Lien, 913-928-6012
investor.relations@tallgrassenergylp.com